Exhibit 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

MACKINAC FINANCIAL CORPORATION

Up to 1,217,391 Common Shares to Be Issued Upon the Exercise of Subscription Rights

[ • ], 2012

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Mackinac Financial Corporation (the “Corporation”) of its common shares, which will be issued upon the exercise of non-transferable subscription rights, which are being distributed to all holders of record (the “Recordholders”) of common shares as of 5:00 p.m., Eastern Time, on April 6, 2012 (the “Record Date”). The subscription rights and this rights offering are described in the prospectus dated [    •    ], 2012, which is enclosed with this letter (the “Prospectus”).

In this rights offering, we are offering up to an aggregate of 1,217,391 of our common shares, to be issued upon the exercise of the subscription rights, as further described in the Prospectus. The subscription rights will expire if not exercised by 5:00 p.m., Eastern Time, on [    •    ], 2012, unless we elect in our sole discretion to extend the period of the rights offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, each Recordholder will receive approximately three hundred fifty-six thousandths (356) of a subscription right for each common share owned on the Record Date. Subscription rights may only be exercised in whole numbers; we will not issue fractional shares and will round all of the subscription rights down to the nearest whole number. Each whole subscription right will allow the holder thereof to subscribe to purchase a common share (the “Basic Subscription Privilege”) at a Subscription Price of $5.75 per share. For example, if a Recordholder owned one thousand (1,000) common shares on the Record Date, the Recordholder would receive three hundred fifty-six (356) subscription rights and would have the right to purchase three hundred fifty-six (356) common shares for $5.75 per share pursuant to their Basic Subscription Privilege.

In addition, if the holder of subscription rights exercises the holder’s Basic Subscription Privilege in full, then the holder will be eligible to subscribe to purchase additional common shares, subject to the conditions and limitations described further in the Prospectus (the “Over-Subscription Privilege”). The Corporation offers no assurances that any subscription requests that any holder of subscription rights may submit pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

Each holder of subscription rights will be required to submit payment in full for all of the common shares that the holder wishes to buy under the holder’s Basic Subscription Privilege and pursuant to the Over-Subscription Privilege to Registrar and Transfer Company (the “Subscription Agent”) by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Any fractional common shares resulting from the exercise of a holder’s subscription rights, including under the Basic Subscription Privilege and the Over-Subscription Privilege, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that any holder may pay to the Subscription Agent in the rights offering will be returned, without interest or penalty, to the holder by the Subscription Agent as soon as practicable following the completion of the rights offering.

The subscription rights are evidenced by subscription rights certificates registered in the Recordholder’s name. Subscription rights are non-transferable, meaning that they may not be sold, transferred or assigned by the Recordholder to any other party.

We are asking persons who hold common shares beneficially and who have received the subscription rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of common shares directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate subscription rights certificate to contact the appropriate nominee as soon as possible and request that a separate subscription rights certificate be issued.

If you exercise the subscription rights on behalf of beneficial owners of subscription rights, you will be required to certify to the Corporation and the Subscription Agent, with respect to each beneficial owner of subscription rights on whose behalf you are acting, as to the aggregate number of subscription rights that have been exercised and the corresponding number of common shares subscribed for pursuant to the Basic Subscription Privilege and, in connection with any subscription request pursuant to the Over-Subscription Privilege, the number of common shares subscribed for pursuant to the Over-Subscription Privilege.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees or expenses will be paid by the Corporation or the Subscription Agent.

Enclosed are copies of the following documents:

•                                     Prospectus;

•                                     Subscription Rights Certificate;

•                                     Instructions For Use of Mackinac Financial Corporation Subscription Rights Certificates;

•                                     A form of letter that you may send to your clients for whose accounts you hold common shares registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

•                                     Nominee Holder Certification, which must be completed and submitted by you if you exercise the subscription rights, including the exercise of the Basic Subscription Privilege and any subscription request pursuant to the Over-Subscription Privilege, on behalf of any beneficial owners of Subscription Rights; and

•                                     A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the subscription rights, the properly completed and signed subscription rights certificate, together with payment in full of the total subscription amount that is required for all of the shares subscribed for under the Basic Subscription Privilege and any additional shares subscribed for pursuant to the Over-Subscription Privilege, must be delivered to the Subscription Agent as described further in the Prospectus. The properly completed and signed subscription rights certificate, accompanied by full payment of the total subscription amount, must be received by the Subscription Agent by no later than 5:00 p.m., Eastern Time, on the Expiration Date.  Failure to return the properly completed subscription rights certificate with the correct payment will result in your not being able to exercise the subscription rights held in your name on behalf of yourself or other beneficial owners.  A subscription rights holder cannot revoke the exercise of subscription rights. Subscription rights not exercised before 5:00 p.m., Eastern Time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from our Executive Vice President/Chief Financial Officer, Ernie R. Krueger, at: Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan 49854, (906) 341-7158.

Very truly yours,

MACKINAC FINANCIAL CORPORATION

NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MACKINAC FINANCIAL CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.